Exhibit 5.1

June 10, 2021

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Ladies and Gentlemen:

This opinion is furnished in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 1 to Form S-1 on Form S-3  (the “Registration Statement”) by IAC/InterActiveCorp (formerly known as IAC Holdings, Inc., “IAC” or the “Registrant”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of a total of 13,750 shares (the “Shares”) of common stock, par value $0.0001 per share, of IAC (the “IAC Common Stock”), that may be acquired by certain participants in the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan (the “Plan”), upon the exercise of options to acquire IAC Common Stock issued pursuant to such plan and held by current (and upon any termination of their employment, former) employees of Match Group Holdings II, LLC and its subsidiaries, who are not employees of IAC, and any such individuals’ donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such option.

I have acted as counsel to IAC in connection with certain matters relating to the Plan and the registration of the Shares. I have reviewed such corporate proceedings relating thereto and have examined such records, certificates and other documents and considered such questions of law as I have deemed necessary in giving this opinion, including:

(i)	Registrant’s restated Certificate of Incorporation, restated as of June 30, 2020, as amended on May 25, 2021 (the “Certificate of Incorporation”);

(ii)	Registrant’s By-laws, as amended and restated as of April 5, 2021 (the “By-laws”);

(iii)	A copy of the Plan; and

(iv)	the Registration Statement.

In examining the foregoing documents, I have assumed all signatures are genuine, that all documents purporting to be originals are authentic, that all copies of documents conform to the originals, that the representations and statements included therein are accurate and that there will be no changes in applicable law between the date of this opinion and the dates on which the Shares are issued or delivered pursuant to the Registration Statement.

I have relied as to certain matters on information obtained from public officials, officers of IAC and other sources I believe to be responsible.

Based on the foregoing, it is my opinion that the Shares will be, upon issuance and delivery pursuant to the terms and conditions of the Plan and as set forth in the Registration Statement, legally issued, fully paid and non-assessable.

IAC is a Delaware corporation, and while I am not engaged in the practice of law in the State of Delaware, I am generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquires as I considered necessary to render this opinion. I am a member of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the aforementioned Registration Statement and to the reference to my name under the heading “Legal Matters” in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kendall F. Handler
Kendall F. Handler
Senior Vice President, General Counsel & Secretary